                                                                        Ex- 11.1

      COMPUTATION OF PRIMARY AND FULLY DILUTED NET INCOME PER COMMON SHARE

                 Mellon Bank Corporation (and its subsidiaries)

                                                                                          Year ended December 31,
                                                                            1996                   1995                   1994
------------------------------------------------------------------------------------------------------------------------------
PRIMARY NET INCOME PER COMMON SHARE

Net income applicable to common stock                               $688,974,000           $652,234,000           $361,221,000 (a)
------------------------------------------------------------------------------------------------------------------------------
Stock and stock equivalents (average shares):
     Common shares outstanding                                       131,205,611            143,428,078            145,036,812
     Common shares issuable upon conversion
      of Series D preferred stock                                              -                      -              1,692,263
     Other common stock equivalents, net of shares assumed
      to be repurchased under the treasury stock method:
       Stock options                                                   1,988,974              1,377,077              1,886,912
       Warrants                                                                -                268,510                451,978
       Series D preferred stock subscription rights                            -                      -                    817
------------------------------------------------------------------------------------------------------------------------------
           Total stock and stock equivalents                         133,194,585            145,073,665            149,068,782
------------------------------------------------------------------------------------------------------------------------------
Net income per common share                                                $5.17                  $4.50                  $2.42
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
FULLY DILUTED NET INCOME PER COMMON SHARE

Net income applicable to common stock                               $688,974,000           $652,234,000           $361,221,000 (a)
------------------------------------------------------------------------------------------------------------------------------
The after-tax benefit of interest expense
  on the assumed conversion of 7-1/4% Convertible
  Subordinated Capital Notes                                             151,000                206,000                204,000
------------------------------------------------------------------------------------------------------------------------------
Adjusted net income applicable to common stock                      $689,125,000           $652,440,000           $361,425,000
------------------------------------------------------------------------------------------------------------------------------
Stock, stock equivalents and potentially
  dilutive items (average shares):
     Common shares outstanding                                       131,205,611            143,428,078            145,036,812
     Common shares issuable upon conversion of
      Series D preferred stock                                                 -                      -              1,692,263
     Other common stock equivalents, net of shares
      assumed to be repurchased under the treasury
      stock method:
       Stock options                                                   2,605,859              2,186,923              1,914,398
       Warrants                                                                -                440,834                451,978
       Series D preferred stock subscription rights                            -                      -                    817
     Common shares issuable upon conversion of
       7-1/4% Subordinated Capital Notes                                 101,011                126,593                133,492
------------------------------------------------------------------------------------------------------------------------------
           Total                                                     133,912,481            146,182,428            149,229,760
------------------------------------------------------------------------------------------------------------------------------
Net income per common share                                                $5.15                  $4.46                  $2.42
------------------------------------------------------------------------------------------------------------------------------

(a) Includes $3 million of Series D preferred stock dividends. Series D preferred stock was considered a common stock equivalent.